                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)


                                 CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                     -------------------------------------
                            9,338,015 COMMON SHARES
                           ($.01 PAR VALUE PER SHARE)
                            ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus is supplemented to add the following:

                                                                        NUMBER OF
                                                                        CONVERSION
NAME OF SELLING        AMOUNT OF DEBENTURES        PERCENT OF          SHARES THAT
SECURITYHOLDER(1)       BENEFICIALLY OWNED   OUTSTANDING DEBENTURES   MAY BE SOLD(2)
---------------------  --------------------  -----------------------  --------------

 Bankers Trust
  International                 $ 5,000,000                    1.08%      101,500

 BT Alex. Brown Inc.            $ 2,250,000                     .49%       45,675

 Century National               $   500,000                     .11%       10,150
  Insurance
  Company

 Chrysler Corporation
  Master Retirement
  Trust                         $ 3,160,000                     .69%       64,148

 Chrysler
  Insurance Company             $    25,000                    .005%          507

 Delta Air Lines Master
  Trust                         $ 1,650,000                     .36%       33,495

 Deutsche Bank,
  A.G.                          $43,821,000                    9.53%      889,567

 Deutsche Bank                  $12,905,000                    2.80%      261,971
  Securities Inc.

 Goldman, Sachs &
  Co.                           $ 8,908,000                    1.94%      180,832

 Highbridge Capital
  Corporation                   $ 8,000,000                    1.74%      162,400

 Morgan Stanley
  Dean Witter                   $20,590,000                    4.47%      417,977

 OCM Convertible
  Limited Partnership           $   125,000                     .03%        2,537

 OCM Convertible Trust          $ 4,310,000                     .94%       87,493

 Partner Reinsurance
  Company Ltd.                  $   350,000                     .07%        7,105

 Raytheon Company
  Master Pension Trust          $ 1,630,000                     .35%       33,089

 Shepherd
  Investments
  International,
  Ltd.                          $35,305,000                    7.67%      716,692

 State of Connecticut
  Combined Investment
  Funds                         $ 3,765,000                     .82%       76,429

 State Employees'
  Retirement Fund
  of the State of
  Delaware                      $ 1,190,000                     .26%       24,157

 Vanguard Convertible
  Securities Fund, Inc.         $ 2,820,000                     .61%       57,246
----------------------------

(1) The information set forth herein is as of July 9, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is July 9, 1998.